Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.6

AMENDMENT NO. 2

TO

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amendment No. 2 to Development and Commercialization Agreement (this “Amendment No. 2”) is effective as of Aug 2, 2017 (the “Amendment Date”), and is entered into by and between SAMSUNG BIOEPIS CO., LTD., a corporation organized and existing under the laws of the Republic of Korea (“Samsung”) and MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of the State of New Jersey, USA (“Merck”).

RECITALS:

WHEREAS, Samsung and Merck entered into a Development and Commercialization Agreement dated February 18, 2013 (the “Agreement”) whereby Merck became Samsung’s commercialization partner with respect to certain Biosimilars being developed by Samsung, upon the terms and conditions set forth therein;

WHEREAS, Samsung and Merck entered into an amendment dated July 21, 2014 to add another Biosimilar being developed by Samsung to the Agreement (“Amendment No. 1”); and

WHEREAS, Samsung and Merck now desire to further amend the Agreement upon the terms and conditions set forth herein, in order to (i) clarify risk sharing by the Parties with respect to Base Case Requirements and Upside Requirements (as those terms are defined below) of quantities of Products to be supplied by Samsung to Merck and Products discarded due to insufficient shelf-life, (ii) change the true-up period from annual to quarterly for purposes of true-up calculation; and (iii) expand the definition of Merck Costs;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Samsung and Merck hereby agree as follows:

ARTICLE 1 DEFINITIONS

Capitalized terms used but not otherwise defined in this Amendment No. 2 shall have the meanings ascribed to them in the Agreement or Amendment No. 1.

ARTICLE 2 SECOND AMENDMENT OF THE AGREEMENT

2.1	Article 1 of the Agreement is hereby amended as follows:

2.1.1	Section 1.47a is hereby added to Article 1 as follows:

1.47a “Base Case Requirements” means the Binding Forecast quantities of the Product, as determined by Merck, required by Merck for distribution, marketing and sale of the Product in the Territory.

2.1.2	Section 1.47b is hereby added to Article 1 as follows:

1.47b “Strategic Stock” means additional quantities of the Product to be Manufactured by Samsung in response to the Upside Requirements requested by Merck, as determined by the D&OP Team and confirmed by the JSC, based on Samsung’s ability to supply these requirements and associated costs of Manufacture and discard risks due to insufficient remaining shelf-life of unsold Products.

2.1.3	Section 1.47c is hereby added to Article 1 as follows:

1.47c “Safety Stock” means additional quantities of the Product to be Manufactured by Samsung, as determined by the D&OP Team and confirmed by the JSC, as extra stock for the mitigation of potential supply disruptions within the supply chain in order to be assured of meeting the Base Case Requirements of such Product.

2.1.4	Section 1.47d is hereby added to Article 1 as follows:

1.47d “Upside Requirements” means additional quantities of the Product beyond the Base Case Requirements requested by Merck to be supplied by Samsung in order to meet additional demand due to significantly uncertain events, including but not limited to early regulatory approval, sudden increase in market demand such as winning a government tender, and earlier market launch than expected due to earlier favorable outcome of patent litigation.

2.1.5	Section 1.47e is hereby added to Article 1 as follows:

1.47e “Remaining Inventory” means additional quantities of the Product, other than the Base Case Requirements, the Safety Stock, and the Strategic Stock, which Samsung elects, in its sole discretion, to Manufacture.

2.2	Article 6 of the Agreement is hereby amended as follows:

2.2.1	Section 6.3.1 is hereby amended to read in its entirety as follows:

6.3.1	Rolling Forecast and Discard Liability

(A) No later than [* * *] days after submission of the first application for Marketing Authorization for any Product, Merck shall provide Samsung with an initial forecast of Merck’s Base Case Requirements and any Upside Requirements of Products for Commercialization in the Territory for each of the succeeding [* * *] Calendar Quarters. Thereafter, on or before the tenth (10th) day of January, April, July and October of each year during the Term, Merck shall provide Samsung with a rolling forecast of Merck’s Base Case Requirements and Upside Requirements of Products for Commercialization in the Territory for each of the succeeding [* * *] Calendar Quarters (each such initial and subsequent forecast being referred to herein as a “Rolling Forecast”).

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

(B) Merck’s forecasts of Upside Requirements will be communicated by Merck in the Rolling Forecasts of the Product separately from the Base Case Requirements and will further include the underlying assumptions and estimated probability that the unanticipated event which justifies the additional quantities to be Manufactured will occur, as well as the probability that Merck may be able to timely Commercialize all or some of the quantities included in the Upside Requirements.

(C) Within [* * *] days following Samsung’s receipt of Merck’s quarterly Rolling Forecast, the D&OP Team shall agree on (i) the quantity of Strategic Stock of the Products necessary to meet the Upside Requirements, and (ii) the quantity of Safety Stock of the Products required to mitigate supply interruptions of Base Case Requirements of such Products. Final Strategic Stock and Safety Stock supply quantities will require mutual agreement by both Parties.

(D) Within [* * *] days after the D&OP Team agrees on the Strategic Stock quantity and the Safety Stock quantity, the D&OP will submit to the JSC members by email, for concurrence by email, a written supply plan indicating the monthly supply requirements to meet the Base Case Requirements, the Strategic Stock and the Safety Stock, and SB’s Remaining Inventory (if any) planned for production.

2.2.2	Section 6.5.1 is hereby amended to read in its entirety as follows:

6.5.1 If a Product is approved with a [* * *] or greater shelf life, Samsung shall be obligated to deliver the Product to Merck within [* * *] of the completion of the final sterile filtration of such Product and with at least [* * *] of the approved shelf life remaining. Notwithstanding the foregoing, the Parties acknowledge that, due to processing, quality testing and/or release timing requirements for the Product, Samsung may, on occasion, be unable to deliver the Product within such [* * *] period and/or with at least [* * *] of the approved shelf life remaining, despite the exercise of Commercially Reasonable Efforts to do so; in such case, such inability shall not, standing alone, constitute a breach of this Agreement. Should Samsung have any inventory of Product that does not meet both of the above criteria, the D&OP Team shall review such inventory, and Merck may, in its sole discretion, accept such Product after the [* * *] deadline and/or with less than [* * *] of the approved shelf life remaining, on a case-by-case basis. If the Product is rejected by Merck due to insufficient shelf-life, Samsung may not incorporate in Samsung Costs any Operational Costs and other costs associated with the resulting discarded Product.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

2.2.3	Section 6.5.2 is hereby amended to read in its entirety as follows:

6.5.2 During any period when a Product is approved by the Regulatory Authorities to be labeled with a shelf life of less than [* * *], Samsung shall use Commercially Reasonable Efforts to deliver the Product to Merck within [* * *] of the completion of the final sterile filtration of such Product. Notwithstanding the foregoing, the Parties acknowledge that, due to processing, quality testing and/or release timing requirements for the Product, Samsung may, on occasion, be unable to deliver the Product within such [* * *] period despite the exercise of Commercially Reasonable Efforts to do so; in such case, a failure to comply with the [* * *] deadline shall not, standing alone, constitute a breach of this Agreement. Merck and Samsung will discuss in good faith on a case-by-case basis how best to address any Product with insufficient remaining shelf-life.

2.3	New Section 6.15 is added as follows.

6.15 Responsibility for Losses. The Parties agree to allocate losses or damage to Products or destruction of Products due to expiration of the shelf-life as described in new Schedule 6.15 as set forth in Attachment B hereto.

2.4	Schedule 1.54 of the Agreement is hereby amended to read in its entirety as set forth in Attachment A hereto.

ARTICLE 3 MISCELLANEOUS

3.1

In the event a Party is required to file a copy of this Amendment No. 2 with a Regulatory Authority or any other governmental authority or agency, (i) such Party shall redact (A) the list of Biosimilars (and references to all or part of them) set forth in Section 2.1.2 and in other provisions of this Amendment No. 2 and (B) other commercially sensitive information from such copy to the extent permitted under applicable law and (ii) such Party shall provide the other Party with an advance draft of the redacted form of this Amendment No. 2 that the disclosing Party proposes to file, with not less than ten (10) Business Days for review, and shall incorporate the non-disclosing Party’s comments to the extent additional or other redactions requested by the non-disclosing Party are permitted, and may reasonably be afforded confidential treatment, under applicable law and such authority or agency’s then-current practice.

3.2	Sections 11.4, 11.5, 11.6, 11.7, 11.9, 11.11, 11.13, 11.14, 11.15, 11.16 and 11.17 of the Agreement shall apply to this Amendment No. 2, mutatis mutandis.

3.3

The Schedules attached to this Amendment No. 2 are incorporated herein by reference and shall be deemed a part of the Agreement, as amended by this Amendment No. 2. The Agreement, as amended by Amendment No. 1 and this Amendment No. 2, may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.[Signatures on the Following Page]

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 as of the Amendment Date.

SAMSUNG BIOEPIS CO., LTD.		MERCK SHARP & DOHME CORP.

BY:	/s/ Christopher Ko	BY:	/s/ Joseph B. Promo
NAME: Christopher Ko		NAME: Joseph B. Promo
TITLE: Representative Director		TITLE: Assistant Treasurer

ATTACHMENT A

SCHEDULE 1.54

[* * *]

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

ATTACHMENT B

SCHEDULE 6.15

[* * *]

7

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]